EXHIBIT 99.1

Media Relations Amanda Theisen 651-206-2569 mediarelations@suncountry.com

SUN COUNTRY AIRLINES ANNOUNCES APPOINTMENT OF GAIL PETERSON TO BOARD OF DIRECTORS

MINNEAPOLIS, January 23, 2023 (GLOBE NEWSWIRE) -- Sun Country Airlines (NASDAQ: SNCY) has appointed Gail Peterson, executive vice president of Global Marketing & Communications for Ecolab Inc., to its board of directors, effective January 20, 2023.

“I am pleased to welcome Gail as our newest board member,” says David Siegel, Sun Country board chair. “She brings a wealth of experience in publicly held companies and has a proven record of success with two of Minnesota’s Fortune 500 companies. Sun Country will benefit greatly from her leadership and vision.”

Peterson brings a unique blend of strategic leadership, operational pragmatism and purpose driven marketing to companies. In her role at Ecolab, she oversees the company’s global brand, global communications, corporate marketing, and sustainability teams. Peterson previously served as vice president of marketing for Ecolab’s Global Healthcare business. Prior to joining Ecolab in 2016, Peterson spent 15 years as a marketing executive at General Mills, Inc. where she helped grow several key brands and strategic initiatives.

Peterson is also known as a champion for diversity and a leader in her community. She currently serves on the board of the Minnesota Children’s Museum and the Minnesota Chamber of Commerce. She’s a member of the Executive Leadership Council, Black Executive CMO Alliance, African American Leader Council, Ecolab’s DE&I Executive Council and was a founding member of Ecolab’s Black Leaders Forum. Peterson has been named to Savoy’s “Top 100 Black Executives” list and Women’s Inc.’s “Most Influential Women in Business”.

“We will benefit from Gail’s leadership and experience with two strong Minnesota companies – Ecolab and General Mills -- along with her involvement in the Minneapolis-St. Paul community,” says Jude Bricker, Sun Country Airlines CEO. “Her background will be invaluable as Sun Country continues to grow and evolve as an airline.”

Peterson earned her bachelor’s degree in psychology from Princeton University and her MBA from Harvard Business School.

About Sun Country
Sun Country Airlines is a new breed of hybrid low-cost air carrier, whose mission is to connect guests to their favorite people and places, to create lifelong memories and transformative experiences. Sun Country dynamically deploys shared resources across our synergistic scheduled service, charter, and cargo businesses. Based in Minnesota, we focus on serving leisure and visiting friends and relatives (“VFR”) passengers and charter customers and providing CMI service to Amazon, with flights throughout the United States and to destinations in Mexico, Central America, Canada, and the Caribbean.

For photos, b-roll and additional company information, visit www.suncountryview.com/newsroom/multimedia/.

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